Exhibit 10.5

BIG LOTS 2005 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT FOR CEO

Grantee:	_____________________________

Grant Date:	_____________________________

Restricted Stock1:	_____________________________

In accordance with the terms of the Big Lots 2005 Long-Term Incentive Plan, as may be amended (“Plan”), this Restricted Stock Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Grantee, and Big Lots, Inc., an Ohio corporation (“Company”), in connection with the Company’s grant of the Restricted Stock to you.  The Restricted Stock is subject to the terms and conditions of this Agreement and the Plan.

This Agreement describes the Restricted Stock you have been granted and the conditions that must be met before you may receive the Restricted Stock.  To ensure that you fully understand these terms and conditions, you should carefully read the Plan and this Agreement.

Description of the Restricted Stock

The Restricted Stock is the Company’s common shares that you will own after the Restricted Stock vests (i.e., all restrictions lapse) and you comply with the terms of this Agreement and the Plan.  However, you will forfeit any rights to the Restricted Stock (i.e., they will not be transferred to you) to the extent you do not comply with the terms of this Agreement and the Plan.

No portion of the Restricted Stock that has not vested may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the Restricted Stock

If (i) you are continuously employed by the Company for one year from the Grant Date and (ii) the fiscal 20__ Final Applicable Performance Criteria (as defined below) is equal to or greater than $_____, then the Restricted Stock will vest and will be transferred to you without restriction on the first trading day2 after the Company files its Annual Report on Form 10-K with the United States Securities and Exchange Commission for the fiscal year in which the Grant Date occurred.  If all of the conditions described in the immediately preceding sentence are not fully satisfied, this Agreement will expire and all of your rights in the Restricted Stock will be forfeited.

For purposes of this Agreement, the “Final Applicable Performance Criteria” for any fiscal year means the applicable performance criteria established in writing by the Compensation Committee (“Committee”) of the Company’s Board of Directors in the first quarter of such fiscal year and certified as actually attained (including the effect of permitted adjustments) by the Committee in the first quarter of the immediately subsequent fiscal year in accordance with the Big Lots 2006 Bonus Plan, as amended (or any successor to such Plan, hereinafter, the “Bonus Plan”).  For the sake of clarity, the fiscal 20__ Final Applicable Performance Criteria shall equal the Company’s fiscal 20__ operating profit, adjusted to remove the effect of unusual or non-recurring events, transactions and accruals, established in writing by the Committee in _____ 20__ and certified by the Committee in the first quarter of fiscal 20__ in connection with bonuses payable under the Bonus Plan for fiscal 20__ performance.

_____________________________

1	Denotes the number of Big Lots, Inc. common shares, par value $0.01 per share, underlying the Restricted Stock Award.
2	As determined by the New York Stock Exchange or other national securities exchange or market that regulates Big Lots, Inc. common shares.

Your Rights in the Restricted Stock

Until the restrictions and conditions described in this Agreement have been met or this Agreement expires, whichever occurs earlier, the Restricted Stock will be held in escrow.  The Company will defer distribution of any dividends that are declared on the Restricted Stock until the Restricted Stock vests.  These dividends will be distributed at the same time the Restricted Stock vests or will be forfeited if the Restricted Stock does not vest.

You may vote the Restricted Stock before all the terms and conditions described in this Agreement are met or until this Agreement expires, whichever occurs earlier.  This is the case even though the Restricted Stock will not be distributed to you until the Restricted Stock vests.

Subject to the Company’s trading policies and applicable laws and regulations, after you become vested in any portion of the Restricted Stock, you shall be free to deal with and dispose of the vested Restricted Stock, and you may request the Company’s transfer agent to issue a certificate for such vested Restricted Stock in your name and free of any restrictions.

Tax Treatment of the Restricted Stock

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of the Restricted Stock.

This brief discussion of the federal tax rules that affect the Restricted Stock is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the Grant Date.  Section 13.4 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on the Restricted Stock on the Grant Date.  However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent the Restricted Stock vests.  The amount of ordinary income you will recognize is the value of the Restricted Stock when it vests.  Also, the Company is required to withhold taxes on this same amount.  You may elect to allow the Company to withhold, upon the vesting of the Restricted Stock, from the common shares to be issued pursuant to the vested Restricted Stock a number of common shares that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s tax withholding obligation.  If you are at the Grant Date, or subsequently become, subject to the Company’s trading windows, you may only make this election during an open trading window.  If you wish to make the withholding election permitted by this paragraph, you must give notice to the Company in the manner then prescribed by the Company.

Any appreciation of the Restricted Stock after it vests could be eligible to be taxed at capital gains rates when you sell the common shares.  If the Restricted Stock does not vest, the Restricted Stock will expire and no taxes will be due.

Section 83(b) Election

Subject to Section 13.17 of the Plan, you shall have the right to make an election under Section 83(b) of the Internal Revenue Code with respect to the Restricted Stock.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or a subsidiary to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or a subsidiary from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not effect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.  You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.

Acceptance

By accepting the Restricted Stock, you agree that the Restricted Stock is granted under and is subject to the terms and conditions described in this Agreement and in the Plan, and you agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under this Agreement or the Plan.  Grantee hereby accepts the Restricted Stock and acknowledges receipt of a copy of the Plan, as in effect on the Grant Date.

Accepted as of _____________________________, 20___	BIG LOTS, INC.
“Grantee,”

By:

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